Exhibit 10.1

OMNIBUS AGREEMENT

BY AND AMONG

LRR ENERGY, L.P.,

LRE GP, LLC,

LRE OPERATING, LLC,

LRR GP, LLC,

LIME ROCK RESOURCES A, L.P.,

LIME ROCK RESOURCES B, L.P.,

LIME ROCK RESOURCES C, L.P. and

LIME ROCK MANAGEMENT LP

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among LRR ENERGY, L.P., a Delaware limited partnership (the “MLP”), LRE GP, LLC, a Delaware limited liability company and the general partner of the MLP (the “General Partner”), LRE OPERATING, LLC, a Delaware limited liability company and wholly owned subsidiary of the MLP (“OLLC”), Lime Rock Resources A, L.P., a Delaware limited partnership (“LRR A”), Lime Rock Resources B, L.P., a Delaware limited partnership (“LRR B”), Lime Rock Resources C, L.P., a Delaware limited partnership (“LRR C,” and together with LRR A and LRR B, the “Fund Group,” and referred to individually as a “Fund Entity”), LRR GP, LLC, a Delaware limited liability company and the ultimate general partner of each Fund Entity (the “Fund General Partner”), and Lime Rock Management LP, a Delaware limited partnership (“LRM”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the Closing Date, each Fund Entity will contribute all of its rights, title and interests in certain oil and natural gas properties and related derivative contracts to the MLP (the “Contribution”) in exchange for limited partnership interests in the MLP, cash and other consideration agreed to by the Parties.

WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to (1) certain business activities of each Fund Entity; and (2) specified indemnification obligations of each Fund Entity.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, restated or supplemented from time to time in accordance with the terms hereof.

“Closing Date” means the date of the closing of the initial public offering of Common Units.

“Common Unit” has the meaning given such term in the MLP Agreement.

“Conflicts Committee” has the meaning given such term in the MLP Agreement.

“Contribution” has the meaning given such term in the Recitals.

“Covered Environmental Losses” means Losses by reason of or arising out of:

(a)           with respect to the MLP Assets, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(b)           any event, omission, or condition associated with ownership or operation of the MLP Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets or at non-MLP Asset locations) including, without limitation, (i) the cost and expense of any Environmental Activities and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (a) or such events, omissions or conditions described in clause (b) occurred or existed before the Closing Date.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances.  Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fund Entity” has the meaning given such term in the introduction to this Agreement.

“Fund General Partner” has the meaning given such term in the introduction to this Agreement.

“Fund Group” has the meaning given such term in the introduction to this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Losses” means any and all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“LRR-A” has the meaning given such term in the introduction to this Agreement.

“LRR-B” has the meaning given such term in the introduction to this Agreement.

“LRR-C” has the meaning given such term in the introduction to this Agreement.

“Material Losses” has the meaning given such term in Section 3.2(b).

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.  An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement; provided, however, if such amendment, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement, then such amendment shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.

“MLP Assets” means the oil and natural gas properties or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the MLP Group, or owned or leased by any member of the MLP Group, as of the Closing Date.

“MLP Group” means the MLP, the General Partner, the OLLC and all of their respective Subsidiaries.

“OLLC” has the meaning given such term in the introduction to this Agreement.

“Party” and “Parties” have the meanings given such terms in the introduction to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority.

“Property Contributor Percentage” means (i) with respect to LRR-A, 14.2894%, (ii) with respect to LRR-B, 4.7376%, and (iii) with respect to LRR-C, 80.9730%.

“Proved Reserves” has the meaning given to the term “proved oil and gas reserves” in Rule 4-10 of Regulation S-X promulgated under the Securities Act of 1933, as amended.

“Registration Statement” means the MLP’s Registration Statement on Form S-1, as amended (No.  333-174017), filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units.

“Release,” including the correlative term “Releasing”, means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Reserve Report” means the MLP’s estimate of its Proved Reserves as of March 31, 2011 that is based on evaluations prepared by Miller and Lents, Ltd. and Netherland, Sewell & Associates, Inc., each of which are the MLP’s independent reserve engineers.

“Subsidiary” has the meaning given such term in the MLP Agreement.

“Transfer” including the correlative terms “Transferred” or “Transferring” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

1.2           Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.
BUSINESS OPPORTUNITIES

2.1           No Business Opportunities.  None of the Parties nor any of their Affiliates shall have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other Party or their Affiliates.

2.2           No Non-Compete.  The Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including, without limitation, any activity that may be in direct competition with the MLP Group or the Fund Group, as the case may be.

ARTICLE III.
PAYMENT; INDEMNIFICATION

3.1           Indemnifications.  Subject to the provisions of Section 3.2 and Section 3.3, each Fund Entity, severally, in proportion to its respective Property Contributor Percentage, agrees to indemnify, defend and hold harmless the MLP Group from and against:

(a)           any Losses suffered or incurred by the MLP Group by reason or arising out of the failure of the MLP Group to be the owner of valid and indefeasible title, easement rights, leasehold and/or fee ownership interests in and to the lands on which any MLP Assets are located or which constitute any MLP Assets, and such failure deprives the MLP Group of the economic benefits of the MLP Assets or renders the MLP Group liable or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets (i) were used and operated by the Fund Group (including any Person contributed to the MLP on or prior to the Closing Date) immediately prior to the Closing Date as described in the Registration Statement or (ii) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement;

(b)           any Losses suffered or incurred by the MLP Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including any such income tax liabilities that may result from the consummation of the formation transactions for the MLP Group occurring on or prior to the Closing Date.

(c)           any Covered Environmental Losses suffered or incurred by the MLP Group;

(d)           all liabilities, other than Covered Environmental Liabilities, relating to the operation of the MLP Assets prior to the Closing Date that were not disclosed in the most recent  pro forma balance sheet of the MLP included in the Registration Statement, or incurred in the ordinary course of business thereafter; and

(e)           any Losses incurred or suffered by the MLP Group as a result of, relating to or arising out of the failure of the Fund Group to have on the Closing Date any consent, waiver or governmental permit that renders the MLP Group liable or unable to own, use or operate the MLP Assets in substantially the same manner that the MLP Assets (i) were owned, used or operated by the Fund Group immediately prior to the Closing Date as described in the Registration Statement or (ii) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement.

3.2           Limitations Regarding Indemnification.

(a)           The indemnification obligations of the Fund Group set forth in Section 3.1 shall survive until (i) the first anniversary of the Closing Date in the case of subsections (c), (d) and (e), (ii) the third anniversary of the Closing Date in the case of subsection (a) and (iii) in the case of subsection (b), the end of the remaining life of the Fund Group or sixty (60) days after the expiration of any applicable statute of limitations, whichever is shorter; provided, however, that any such indemnification obligation pursuant to Section 3.1 shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such applicable expiration and then only for such period as may be necessary for the resolution thereof.

(b)           The aggregate liability of the Fund Group under Section 3.1(c) shall not exceed, in the aggregate, $10,000,000.  No claims may be made against the Fund Group for indemnification pursuant to Section 3.1 unless the aggregate dollar amount of the Material Losses suffered or incurred by the MLP Group exceed $500,000; thereafter, each Fund Entity shall be liable, severally, in proportion to its respective Property Contributor Percentage, to the extent and only to the extent that such claims exceed $500,000 in the aggregate.  The term “Material Losses” means only those Losses described in Section 3.1 that exceed $50,000.

3.3           Indemnification Procedures.

(a)           Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article III agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article III (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that no Indemnified Party shall submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement); provided further, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)           The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.

(c)           The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article III, including, without limitation, the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the Indemnified Parties that the Indemnifying Parties consider relevant to such defense and the making available to the Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith the Indemnifying Parties agree to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agree to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 3.3.  In no event shall the obligation of the Indemnified Parties to cooperate with the Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but the Indemnifying Parties shall have the right to retain sole control over such defense.

(d)           In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Parties as a result of such claim and (ii) all amounts recovered by the Indemnified Parties under contractual indemnities from third parties.  The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties.  To the extent that the Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.

ARTICLE IV.
MISCELLANEOUS

4.1           Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Texas without regard to principles of conflict of laws.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

4.2           Notice.  All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a)	if to the MLP Group:

1111 Bagby St., Suite 4600
Houston, TX 77002
	Attention:	Jaime R. Casas, Chief Financial Officer
	Telephone:	(713) 292-9510
	Facsimile:	(713) 292-9560

(b)	if to the Fund Group or the Fund General Partner:

1111 Bagby St., Suite 4600
Houston, TX 77002
	Attention:	Eric Mullins, Co-Chief Executive Officer
	Telephone:	(713) 292-9510
	Facsimile:	(713) 292-9560

(c)	if to Lime Rock Management:

274 Riverside Ave., 3rd Floor
Westport, CT 06880
	Attention:	Kris Agarwal, General Counsel
	Telephone:	(203) 293-2750
	Facsimile:	(203) 429-2785

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile; and when actually received, if sent by any other means.

4.3           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4           Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

4.5           Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

4.6           Amendment or Modification.  This Agreement may be amended or modified only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.7           Assignment; No Third-Party Beneficiaries.  None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of any Fund Entity, the Fund General Partner or the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

4.8           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including permitted assignees.

4.9           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

4.10         Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.11         Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

LRR ENERGY, L.P.

By:	LRE GP, LLC, its general partner

By:	/s/ Jaime R. Casas
Name:	Jaime R. Casas
Title:	Chief Financial Officer

LRE GP, LLC

By:	/s/ Jaime R. Casas
Name:	Jaime R. Casas
Title:	Chief Financial Officer

LRE OPERATING, LLC

By:	LRR Energy, L.P.,
its sole member
By:	LRE GP, LLC,
its general partner

By:	/s/ Jaime R. Casas
Name:	Jaime R. Casas
Title:	Chief Financial Officer

LRR GP, LLC

By:	/s/ Eric Mullins
Name:	Eric Mullins
Title:	Co-Chief Executive Officer

LIME ROCK RESOURCES A, L.P.

By:	Lime Rock Resources A GP, LLC,
its general partner
By:	Lime Rock Resources GP, L.P.,
its sole member
By:	LRR GP, LLC, its general partner

By:	/s/ Eric Mullins
Name:	Eric Mullins
Title:	Co-Chief Executive Officer

[Signature Page to Omnibus Agreement]

LIME ROCK RESOURCES B, L.P.

By:	Lime Rock Resources GP, L.P.,
its general partner
By:	LRR GP, LLC, its general partner

By:	/s/ Eric Mullins
Name:	Eric Mullins
Title:	Co-Chief Executive Officer

LIME ROCK RESOURCES C, L.P.

By:	Lime Rock Resources C GP, LLC,
its general partner
By:	Lime Rock Resources GP, L.P.,
its sole member
By:	LRR GP, LLC, its general partner

By:	/s/ Eric Mullins
Name:	Eric Mullins
Title:	Co-Chief Executive Officer

LIME ROCK MANAGEMENT LP

By:	Lime Rock Management GP LLC,
its general partner

By:	/s/ Jonathan C. Farber
Name:	Jonathan C. Farber
Title:	Manager

[Signature Page to Omnibus Agreement]